Report of Independent Registered Public Accounting Firm
To the Board of Directors and Shareholders
ING Partners, Inc.

In planning and performing our audits of the financial statements of ING Fidelityr VIP Contrarfund Portfolio, ING Fidelityr VIP Equity Income Portfolio, ING Fidelityr VIP Growth Portfolio, ING Fidelityr VIP Mid Cap Portfolio, ING Salomon Brothers Aggressive Growth Portfolio, ING UBS Large Cap Equity Portfolio, ING MFS Capital Opportunities Portfolio, ING JPMorgan Fleming International Portfolio, ING T. Rowe Price Growth Equity Portfolio, ING American Century Select Portfolio (formerly, ING Alger Growth Portfolio), ING T. Rowe Price Diversified Mid Cap Growth Portfolio (formerly, ING Alger Aggressive
Growth Portfolio), ING Van Kampen Equity Portfolio (formerly, ING UBS US Allocation Portfolio), ING Aeltus Enhancement Index Portfolio (formerly, ING DSI Enhanced Index Portfolio), ING Goldman Sachs Capital Growth Portfolio, ING OpCap Balanced Value Portfolio, ING Salomon Brothers Investors Value Portfolio, ING Salomon Brothers Fundamental Value Portfolio (formerly, ING Salomon Brothers Capital Portfolio), ING American Century Small Cap Value Portfolio, ING Baron Small Cap Growth Portfolio, ING JPMorgan MidCap Value Portfolio, ING Oppenheimer Global Portfolio (formerly, ING MFS Global Growth Portfolio), ING PIMCO Total Return Portfolio, ING Van Kampen Comstock Portfolio, ING Goldman Sachs Core Equity Portfolio, ING Salomon Brothers Large Cap Growth Portfolio (formerly, ING Alger Capital Appreciation Portfolio), and ING Oppenheimer Strategic Income Portfolio, each a series of ING Partners, Inc. (collectively, "the Portfolios"), for the year ended December 31, 2004, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Portfolios is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States of America. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in internal control, error or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under the standards of the Public Company Accounting Oversight Board (United States). A material weakness is a significant deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities that we consider to be material weaknesses as defined above as of December 31, 2004.

This report is intended solely for the information and use of management and the Board of Trustees of the Portfolios and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

KPMG LLP

Boston, MA
February 22, 2005